FILED PURSUANT TO 424(b)(3)
REGISTRATION #333-129068

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SUPPLEMENT NO. 1, DATED JANUARY 23, 2006

TO THE PROSPECTUS DATED NOVEMBER 28, 2005 OF LEXINGTON RESOURCES, INC.

This Prospectus Supplement, dated January 23, 2006, is part of and should be read in conjunction with, our Prospectus, dated February 28, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus. Capitalized terms used in this Prospectus Supplement but not defined have the same meanings as in our Prospectus. The purpose of this Prospectus Supplement is to update certain information in the Prospectus.

THIS PROSPECTUS SUPPLEMENT PROVIDES INFORMATION NOT CONTAINED IN OUR PROSPECTUS AND SHOULD BE RETAINED AND READ IN CONJUNCTION WITH OUR PROSPECTUS.

REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "WE", "OUR" AND "US" REFER TO LEXINGTON RESOURCES, INC., INCLUDING AS THE CONTEXT REQUIRES, OUR WHOLLY-OWNED SUBSIDIARIES.

This Prospectus Supplement and our Prospectus continues to cover the resale by certain Selling Shareholders of an aggregate of up to 17,134,000 shares of our common stock acquired or to be acquired in the following manner:

  the resale by certain Selling Shareholders, and their transferees, donees or successors of, 233,000 common stock purchase warrants (the "Warrants") to purchase shares of our common stock at an exercise price of $3.00 per share, which relate to promissory notes issued between June 1, 2005 and August 22, 2005 and which expire on May 31, 2010;

  the resale by certain Selling Shareholders, and their transferees, donees or successors of, 233,000 shares of our common stock issuable upon the exercise of the Warrants at an exercise price of $3.00 per share expiring on May 10, 2010;

  the resale by a certain Selling Shareholder, and its transferee, donee or successor of, of 200,000 shares of our common stock issued on August 25, 2005, which relate to a settlement agreement executed on August 25, 2005;

  the resale by certain Selling Shareholders, and their transferees, donees or successors of, of up to 10,255,000 shares of our common stock issuable upon the conversion of secured convertible notes (the "Convertible Notes") issued in September and October of 2005;

  the resale by certain Selling Shareholders, and their transferees, donees or successors of, 2,930,000 Class A common stock purchase warrants (the "Class A Warrants") to purchase shares of our common stock at an exercise price of $1.50 per share, which relate to the issuance of the Convertible Notes. The Class A Warrants are exercisable for a term of three years after a registration statement filed by us for the resale of the shares of common stock underlying the Class A Warrants has been declared effective by the Securities and Exchange Commission (the "SEC");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of 2,930,000 shares of our common stock issuable upon the exercise of Class A Warrants to purchase shares of our common stock at an exercise price of $1.50 per share for a term of three years after this registration statement has been declared effective by the SEC;

  the resale by certain Selling Shareholders, and their transferees, donees or successors of, 2,930,000 Class B common stock purchase warrants (the "Class B Warrants") to purchase shares of our common stock at an exercise price of $1.25 per share, which relate to the issuance of the Convertible Notes. The Class B Warrants are exercisable for a term of one year after a registration statement filed by us for the resale of the shares of common stock underlying the Class B Warrants has been declared effective by the SEC;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of 2,930,000 shares of our common stock issuable upon the exercise of the Class B Warrants at an exercise price of $1.25 per share for a term of one year after this registration statement has been declared effective by the SEC;

  the resale by a certain Selling Shareholder, and its transferee, donee or successor of, 586,000 Class finder's common stock purchase warrants (the "Finder's Warrants") to purchase shares of our common stock at an exercise price of $1.00 per share, which relate to the issuance of the Convertible Notes. The Finder's Warrants are exercisable for a term of three years after a registration statement filed by us for the resale of the shares of common stock underlying the Finder's Warrants has been declared effective by the SEC; and

  the resale by a certain Selling Shareholder, and its transferee, donee or successor, of 586,000 shares of our common stock issuable upon the exercise of the Finder's Warrants at an exercise price of $1.00 per share for a term of three years after this registration statement has been declared effective by the SEC.

As stated above, this Prospectus Supplement and our Prospectus relates, in part, to the resale by certain Selling Shareholders of up to 10,255,000 shares of our common stock underlying the Convertible Notes in a principal amount of $5,860,000, up to 2,930,000 shares of common stock issuable upon the exercise of the Class A Warrants at $1.50 a share, up to 2,930,000 shares of our common stock issuable upon the exercise of the Class B Warrants at $1.25 per share and up to 586,000 shares of our common stock issuable upon the exercise of the Finder's Warrants at $1.00 per share. Each $1,000 of Convertible Notes is convertible into 1,000 shares of our common stock. We have agreed to register shares representing 175% of the common shares currently issuable upon conversion of the Convertible Notes in order to account for potential anti-dilution adjustments.

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THE FOLLOWING DISCLOSURE UPDATES THE INFORMATION IN OUR PROSPECTUS IN THE SECTION TITLED "DESCRIPTION OF BUSINESS - PROPOSED ACQUISITION OF OAK HILLS", BEGINNING ON PAGE 30 OF OUR PROSPECTUS. THIS PROSPECTUS SUPPLEMENT PROVIDES INFORMATION NOT CONTAINED IN THAT SECTION OF OUR PROSPECTUS AND SHOULD BE RETAINED AND READ IN CONJUNCTION WITH OUR PROSPECTUS.

On January 20, 2006, and in accordance with the terms and conditions of a certain Share Exchange Agreement (the "Share Exchange Agreement"), dated for reference September 22, 2005 as fully executed on that day, as entered among each of our company, Oak Hills Drilling and Operating International, Inc. ("Oak Hills International"), a Nevada company, Oak Hills; an Oklahoma company and the wholly-owned subsidiary of Oak Hills International, and each of the shareholders of Oak Hills International (collectively, the "Vendors"), the parties thereto reached an agreement pursuant to which the Vendors had agreed to sell to us all of the issued and outstanding shares of Oak Hills International in consideration of, among other matters, the issuance by our company to the Vendors of an aggregate of 6,000,000 restricted common shares from treasury (collectively, the "Acquisition Shares"; and the totality of the transactions represented by the Share Exchange Agreement being, collectively, the "Oak Hills Acquisition"). A copy of the Share Exchange Agreement is attached as an Exhibit to our Current Report on Form 8-K filed with the SEC on January 23, 2006.

The Share Exchange Agreement replaced our previously disclosed (by way of Current Report on Form 8-K dated September 22, 2005) Agreement In Principle, as previously entered into among our company and each of Oak Hills International and Oak Hills, and we confirm that each of the transactions contemplated by the Oak Hills Acquisition have now closed effective on January 23, 2006. As a consequence of the completion of the Oak Hills Acquisition on January 23, 2006, we indirectly acquired Oak Hills as a wholly-owned subsidiary of Oak Hills International.

As a consequence of the completion of the Company's Share Exchange Agreement on January 23, 2006, and our acquisition of Oak Hills International consequent thereon, an aggregate of 6,000,000 unregistered common Acquisition Shares of our common stock were issued from treasury, at a deemed price of $0.637645 per Acquisition Share, to the following Vendor shareholders of Oak Hills International:

Registered name and address of Vendor shareholder(1)	Number of Acquisition Shares issued	Percentage of common stock(2)
James C. Dow 4001 Aurora Avenue North, Seattle, Washington, U.S.A., 98103	1,500,000 Acquisition Shares	6.09%
Alexander Cox Suite 428, 755 Burrard Street, Vancouver, British Columbia, Canada, V6Z 1X6	1,500,000 Acquisition Shares	6.09%

Douglas Humphreys(3) 7545 Highway 270, Holdenville, Oklahoma, U.S.A., 74848	1,500,000 Acquisition Shares	6.09%
Newport Capital Corporation(4) Rennweg 28, CH-8001, Zurich, Switzerland	750,000 Acquisition Shares	3.05%
Verona Capital International(5) Landstrasse 126A, Schaan 9797, Liechtenstein	750,000 Acquisition Shares	3.05%
Totals:	6,000,000 Acquisition Shares	24.36%

    We are informed that four of the five Vendors were already existing shareholders of our company.

    There are now 24,627,253 shares of our company issued and outstanding. The percentage is exclusive of unexercised options or warrants to acquire shares of our company which are issued and outstanding.

    Mr. Humphreys is a director of our company and the sole director and officer of each of Oak Hills International and Oak Hills LLC.

    We are informed that Brent Pierce exercises voting and dispositive power with respect to the Shares owned by Newport Capital Corporation.

    We are informed that Dr. Gerald Hoops exercises voting and dispositive power with respect to the Shares owned by Verona Capital International.

THE FOLLOWING DISCLOSURE UPDATES THE INFORMATION IN OUR PROSPECTUS IN THE SECTION TITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION - PURCHASE OF SIGNIFICANT EQUIPMENT", ON PAGE 42 OF OUR PROSPECTUS. THIS PROSPECTUS SUPPLEMENT PROVIDES INFORMATION NOT CONTAINED IN THAT SECTION OF OUR PROSPECTUS AND SHOULD BE RETAINED AND READ IN CONJUNCTION WITH OUR PROSPECTUS.

On January 20, 2006, and in accordance with the terms and conditions of that certain Share Exchange Agreement as entered among each of our company, Oak Hills International, Oak Hills and each of the Vendor shareholders of Oak Hills International, the Vendors agreed to sell to us all of the issued and outstanding shares of Oak Hills International in consideration of, among other matters, the issuance by our company to the Vendors of an aggregate of 6,000,000 restricted common Acquisition Shares from treasury. A copy of the Share Exchange Agreement is attached as an Exhibit to our Current Report on Form 8-K filed with the SEC on January 23, 2006. The Share Exchange Agreement replaced our previously disclosed (by way of Current Report on Form 8-K dated September 22, 2005) Agreement In Principle, as previously entered into among our company and each of Oak Hills International and Oak Hills, and we confirm that each of the transactions contemplated by the Oak Hills Acquisition have now closed effective on January 23, 2006. As a consequence of the completion of the Oak Hills Acquisition on January 23, 2006, we indirectly acquired Oak Hills as a wholly-owned subsidiary of Oak Hills International.

THE FOLLOWING DISCLOSURE UPDATES THE INFORMATION IN OUR PROSPECTUS IN THE SECTION TITLED "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS", BEGINNING ON PAGE 49 OF OUR PROSPECTUS. THIS PROSPECTUS SUPPLEMENT PROVIDES

INFORMATION NOT CONTAINED IN THAT SECTION OF OUR PROSPECTUS AND SHOULD BE RETAINED AND READ IN CONJUNCTION WITH OUR PROSPECTUS.

On January 20, 2006, and in accordance with the terms and conditions of that certain Share Exchange Agreement as entered among each of our company, Oak Hills International, Oak Hills and each of the Vendor shareholders of Oak Hills International, the Vendors agreed to sell to us all of the issued and outstanding shares of Oak Hills International in consideration of, among other matters, the issuance by our company to the Vendors of an aggregate of 6,000,000 restricted common Acquisition Shares from treasury. A copy of the Share Exchange Agreement is attached as an Exhibit to our Current Report on Form 8-K filed with the SEC on January 23, 2006. The Share Exchange Agreement replaced our previously disclosed (by way of Current Report on Form 8-K dated September 22, 2005) Agreement In Principle, as previously entered into among our company and each of Oak Hills International and Oak Hills, and we confirm that each of the transactions contemplated by the Oak Hills Acquisition have now closed effective on January 23, 2006. As a consequence of the completion of the Oak Hills Acquisition on January 23, 2006, we indirectly acquired Oak Hills as a wholly-owned subsidiary of Oak Hills International.

On November 30, 2005, we cancelled an aggregate of 1,150,000 stock options which had previously been granted to IMT on August 19, 2005, and which stock options had been exercisable at $1.25 per share for a period of five years.

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